Exhibit 99.1

Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055	J. Michael Daniel Senior Vice President and Chief Financial Officer (276) 629-6614 – Investors mdaniel@bassettfurniture.com

For Immediate Release	Peter D. Morrison Vice President of Communications (276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Certain Preliminary Financial Results for the Fiscal Third Quarter

(Bassett, Va.) – September 6, 2023 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today that consolidated net sales for the quarter ended August 26, 2023 were approximately $87 million or 26% lower than the corresponding period in 2022, and that as a result, it expects to report an operating and net loss for the quarter. While wholesale shipments dropped by 27% for the quarter, wholesale orders were only 5% lower than the prior year quarter. In spite of the expected net loss, the Company will report positive operating cash flow and a cash and short-term investment balance in excess of $65 million.

In addition to the lower sales volumes, several unusual events contributed to the operating loss. First, the Company closed one store and a clearance center during the quarter resulting in lower margin clearance sales. In addition, the Company continued with ongoing discounting of its Club Level inventory. The Company also temporarily closed its Austin, TX store for an extensive remodeling with a planned reopening later this month. Construction on the new Tampa, FL store proceeded with a planned opening date in mid-October. The Company should end the year with 90 Bassett Home Furnishings stores of which 58 would be Company-owned and operated. Another new store in Houston, TX is planned for opening in early 2024.

The Company launched its new website on August 10th, which represented the culmination of many months of consulting expense and management time. Early feedback from customers and in-store designers has been positive and the Company looks forward to utilizing the new navigation features, coupled with fresh brand imagery, to drive an enhanced user experience. Finally, while the Labor Day promotion sales were behind pandemic-era levels, the Company was pleased that total written volumes were comfortably ahead of 2019 results in spite of 12 fewer Company-owned stores.

Given the Company’s positive cash flow and continued strong balance sheet, the Board of Directors also increased the Company’s regular quarterly dividend by 12.5% during the quarter.

The Company plans to issue a final press release for the third quarter before the market opens on September 28, 2023.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 89 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the third fiscal quarter of 2023, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward-looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.